Exhibit 99.1

   PERICOM SEMICONDUCTOR COMPLETES INVESTMENT IN MAJOR TAIWANESE FREQUENCY
                            CONTROL PRODUCTS SUPPLIER

    SAN JOSE, Calif., July 19 /PRNewswire-FirstCall/ -- Pericom Semiconductor Corporation (Nasdaq: PSEM) a worldwide preferred supplier of high-performance integrated circuits and SaRonix frequency control products, today announced that it has completed its investment in AKER Technology Co., LTD, Taiwan. This investment was announced by press release on April 19, 2005. This privately negotiated investment of 400 million New Taiwan Dollars (approximately $12.5 million) gives Pericom approximately a 42% interest in AKER, making Pericom AKER's largest shareholder. AKER is traded on the Taiwan OTC Exchange (TWO) under the symbol AKER, Code 6174.

    Alex Hui, President and Chief Executive Officer of Pericom, said, "We have had a very successful working relationship with AKER since our acquisition of SaRonix in October 2003. With our investment in AKER completed, we believe our existing SaRonix frequency control product line will benefit with increased capacity, lower costs and utilization of AKER's low-cost manufacturing and product development capabilities. We expect that both companies will benefit from the leveraging of our respective strengths".

    Pericom Semiconductor Corporation offers customers worldwide the industry's most complete silicon and quartz based solutions for the Computing, Communications, and Industrial market segments. Our broad portfolio of leading-edge analog, digital, and mixed-signal integrated circuits and SaRonix frequency control products are essential in the timing, transferring, routing, and translating of high-speed signals as required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters are in San Jose, California, with design centers and sales offices located globally. http://www.pericom.com

    AKER, and its subsidiaries eCERA and AZER, are major crystal and frequency control products manufacturing companies in Taiwan. AKER is the largest SMD (Surface Mount Device) manufacturer in Taiwan with a production capability of 12 million units per month, and is a major supplier to SaRonix.

    This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include that Pericom will benefit through the leveraging of its SaRonix frequency control product line with AKER's low-cost manufacturing and product development capabilities and that both companies will benefit from the leveraging of their respective strengths. The company's actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including unforeseen complications that could reduce or eliminate any anticipated benefit from this investment in AKER, or other factors that were not antipated. All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K/A for the year ended June 30, 2004 and, in particular, the risk factors sections of this filing.

SOURCE  Pericom Semiconductor Corporation
    -0-                             07/19/2005
    /CONTACT: Mike Craighead, VP/Chief Financial Officer of Pericom Semiconductor Corporation, +1-408-435-0800, or fax, +1-408-435-1100/
    /Web site:  http://www.pericom.com /